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                                                                       EXHIBIT 4

                                   INSCI Corp.

                  PROPOSED SERIES C PREFERRED STOCK TERM SHEET

                                 August 22, 2003

This non-binding summary of principal terms and conditions summarizes the principal terms of a proposed private placement of equity securities of INSCI Corp. Investor's obligations hereunder shall be subject to execution of a definitive purchase agreement and related documents and satisfactory completion of due diligence.

SUMMARY OF TERMS

Issuer:                            INSCI Corp. (the "Company")

Amount of Total Financing:         Up to $3,000,000 of new Series C Preferred
                                   Stock ("Series C Preferred").

Form of Financing:                 Financing will be in the form of an equity
                                   line of credit payable by the following
                                   schedule:

                                   Closing Date                     $1,000,000
                                   Thirty Days after Closing Date   $  500,000
                                   Sixty Days after Closing Date    $  500,000
                                   Ninety Days after Closing Date   $  500,000
                                   One Hundred Twenty Days after
                                      Closing Date                  $  500,000

                                   The Company may accelerate payments without penalty upon majority vote by the Board of Directors.

                                   All payments under the equity line are
                                   contingent upon the completion of the
                                   recapitalization of the Series B Preferred
                                   (as hereinafter defined) as described in "Recapitalization" below.

Investor:                          SCP Private Equity Partners II, L.P. ("SCP"
                                   or the "Investor") will commit up to
                                   $3,000,000 of new investment into Series C
                                   Preferred.

Securities Issued:                 Up to 1,546,711 shares of Series C Preferred
                                   convertible into 30,934,213 shares of Common
                                   Stock.

Price: $1.9396 per share (the "Series C Purchase Price") representing a pre-money valuation for the Company of $16,000,000.

Capitalization                     As set forth in Schedule A attached hereto,
                                   upon conversion the Series C Preferred will represent 15.8% of the Company determined on a fully diluted basis. Schedule A depicts the

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                                   Company's pre-money and post-money
                                   capitalization as adjusted for the
                                   anti-dilution protection of the existing preferred stock as specified in the Company's Certificate of Incorporation.

                                   The attached Schedule A anticipates that the holders of rights to Series A Preferred Stock waive all anti-dilution provisions with respect to the issuance of Common Stock for the anticipated acquisition of assets of WebWare Corp.

Closing Date:                      Anticipated closing not later than August 26,
                                   2003. Parties to use their best efforts to close as soon as possible.

Use of Proceeds:                   To fund a) continued product development
                                   efforts and b) working capital requirements and general corporate purposes.

TERMS OF SERIES C PREFERRED

Rights, Preferences, Privileges,
and Restrictions of
Preferred:

Dividends:                         Cumulative preferred dividends will accrue at
                                   an annual rate of 8% payable in either cash or additional shares of Series C Preferred.
                                   The Series C Preferred will also share pari passu on an as converted basis in any dividends declared on the Common Stock.
                                   Preferred dividends will be payable
                                   semi-annually.

Liquidation Preference:            In the event of any voluntary or involuntary
                                   liquidation, dissolution or winding up of the Company (a "Liquidation Event"), the holders of the Series C Preferred, shall be entitled to receive, in preference to the holders of the Common Stock and the existing preferred stock, a per share amount equal to the greater of: (i) two times (2x) the Series C
                                   Purchase Price plus accrued but unpaid
                                   dividends, or (ii) the price per share they would have received had all shares of existing preferred stock and Series C
                                   Preferred been converted into Common Stock immediately preceding the Liquidation Event.

                                   Upon the vote of a majority of the holders of Series C Preferred, a consolidation or merger of the Company or sale of all or substantially all of its assets shall be treated as a Liquidation Event with respect to the Series C Preferred.

Conversion:                        The holders of the Series C Preferred shall
                                   have the right to convert, including in
                                   connection with a Liquidation Event, their Series C Preferred, at any time, into shares of Common Stock. The conversion price of the Series C Preferred shall initially be $0.096980 per share (the "Conversion Price").
                                   The

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                                   initial conversion ratio shall be the
                                   quotient obtained by dividing the Series C
                                   Purchase Price by the Conversion Price (the
                                   "Conversion Ratio"). The Conversion Ratio is subject to anti-dilution adjustment as provided herein (see Anti-dilution Provisions below).

Anti-dilution Provisions:          Proportional anti-dilution protection for
                                   stock splits, stock dividends, combinations, recapitalizations, etc. In the event that the Company issues additional shares of Common
                                   Stock or securities convertible into Common
                                   Stock ("Common Stock Equivalents") at a
                                   purchase price less than the applicable
                                   Conversion Price then in effect, the
                                   Conversion Price shall be adjusted on a
                                   "full-ratchet basis" to the lowest price per share at which such Common Stock Equivalents were deemed to be issued, other than Common
                                   Stock issued to the Company's employees, officers, directors or consultants pursuant to stock options (subject to a [15.0%] cap).
                                   In the case that any of the current Preferred
                                   Stock Warrants are exercised for the purchase of Series A Preferred Stock, the Series C
                                   Preferred holders will receive additional shares of Series C Preferred such that their ownership of the Company on an as converted basis after such exercise is equal to its ownership of the Company on an as converted basis. prior to such exercise.

Redemption:                        With the approval of the holders of a
                                   majority interest of the Series C Preferred, voting together as a single class, on September 1, 2009, the Company shall have the obligation to redeem for cash, out of legally available funds, all of the issued and outstanding shares of Series C Preferred at a price per share equal to the Series C
                                   Purchase Price plus accrued but unpaid
                                   dividends.

Voting Rights:                     The Series C Preferred will vote on an
                                   as-if-converted basis and not as a separate class, except as specifically provided herein under "Board of Directors", "Protective
                                   Provisions", "Liquidation Preference" or as otherwise required by law. Each share of the Series C Preferred shall have a number of votes equal to the number of shares of Common
                                   Stock then issuable upon conversion of such shares.

Registration Rights:               Investor shall have the right to demand two
                                   registrations of the Series C Preferred at the Company's expense on Form S-1 or other appropriate form. In addition, the Company, at its own expense, will provide to Investor unlimited registrations on Form S-3, provided the anticipated aggregate offering price to the public for such registration would be at least $250,000. Investor shall also be granted unlimited piggyback registration rights at the Company's expense. Investor's registration rights hereunder shall be senior to the rights of all

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                                   other stockholders in connection with any
                                   underwriter cutback.

Representations and Warranties:    Standard representations and warranties for
                                   transactions of this type.

Board of Directors:                The Board of Directors of the Company (the
                                   "Board") will consist in aggregate of no more than ten (10) Directors initially designated as follows:

                                   1.) Two (2) Directors to be elected by the Series C Preferred;
                                   2.) Two (2) Directors to be elected by the Series B Preferred;
                                   3.) Two (2) independent Directors;
                                   4.) One (1) Director who shall be the CEO.

                                   Existing observer rights (if any) will be eliminated.

                                   All committees of the Board will consist of a majority of non-employee directors. Each committee of the Board must also include at least one director selected by the Investor. If any applicable securities law or regulation, or any other law or regulation prohibits the Investor from having a representative on any such committee, the Investor shall have observer rights with respect to all meetings of such committee to the extent permitted by law.

Protective Provisions:             For so long as any shares of Series C
                                   Preferred remain outstanding, consent of a majority of the Series C Preferred voting together as a single class shall be required for any action that:

                                   i)   Alters or changes the rights,
                                        preferences, or privileges of the Series
                                        C Preferred;
                                   ii)  Amends or waives any provision of the
                                        Company's Certificate of Incorporation
                                        or Bylaws that adversely affects the
                                        rights of the Series C Preferred;
                                   iii) Creates (by reclassification or
                                        otherwise) any new class or series of
                                        shares having rights, preferences, or
                                        privileges senior to on or a parity with the Series C Preferred;
                                   iv)  Results in the repayment of shareholder
                                        loans or any related party or affiliate
                                        transaction;
                                   v)   Permits any subsidiary or affiliate of
                                        the Company to sell or issue any shares
                                        to any party other than the Company;
                                   vi)  Changes the Board size;
                                   vii) Increases the size of the pool of shares
                                        available for options to employees,
                                        acquisitions, consultants or others; and

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                                   viii) Results in the Company incurring or
                                         assuming more than $3,000,000 of
                                         indebtedness, either on an individual
                                         or cumulative basis.

Information Rights:                So long as an Investor continues to own 10%
                                   or more of the Series C Preferred purchased by such Investor, or Common Stock issued upon conversion thereof, the Company shall provide
                                   Investor:

                                   1.) Audited annual financial statements;
                                   2.) Quarterly financial and operating
                                   statements;
                                   3.) Annual operating plan;
                                   4.) Standard inspection and visitation
                                   rights;
                                   5.) Monthly reports of operations.

Increase of Authorized Shares:     The Corporation shall from time to time in
                                   accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance is not sufficient to permit conversion of the Series C Preferred.

Stock Purchase Agreement:          The investment shall be made pursuant to a
                                   Stock Purchase Agreement reasonably
                                   acceptable to the Company and the Investor, which agreement shall contain, among other things, appropriate representations and warranties of the Company with respect to patents and litigation, covenants of the Company reflecting the provisions set forth herein, and appropriate conditions to the closing, including an opinion of counsel for the Company and the filing of a Certificate of Designation for the Series C Preferred.
                                   The Stock Purchase Agreement shall provide that it may only be amended and any waivers thereunder shall only be made with the approval of the holders of the majority of the Series C Preferred.

RECAPITALIZATION

Adjustments to the Series B
Preferred Stock                    Immediately following the Financing, the
                                   Company will make appropriate amendments to its charter to enact the following:

                                   i.   A stock split of the Series B Preferred
                                        of [35] : 1. The post-stock split
                                        purchase price for each share of Series
                                        B Preferred shall be $1.9396.
                                   ii.  Cumulative preferred dividends will
                                        accrue at an annual rate of 13% payable
                                        in either cash or shares of Series C
                                        Preferred at the option of the holder of the Series B Preferred.
                                   iii. The Series B Preferred will also share
                                        pari passu on an as converted basis in
                                        any dividends declared on the Common
                                        Stock.

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                                   iv.  Preferred dividends will be payable
                                        monthly.

Conversion:                        The conversion price of the Series B
                                   Preferred shall initially be $0.096980 per share (the "Series B Conversion Price"). The initial conversion ratio shall be the quotient obtained by dividing the Series B
                                   Purchase Price by the Series B Conversion
                                   Price (the "Series B Conversion Ratio"). The
                                   Series B Conversion Ratio is subject to
                                   full-ratchet anti-dilution protection.

Anti-dilution Provisions:          Proportional anti-dilution protection for
                                   stock splits, stock dividends, combinations, recapitalizations, etc. In the event that the Company issues Common Stock Equivalents at a purchase price less than the applicable
                                   Series B Conversion Price then in effect, the Series B Conversion Price shall be adjusted on a "full-ratchet basis" to the lowest price per share at which such Common Stock
                                   Equivalents were deemed to be issued, other than Common Stock issued to the Company's employees, officers, directors or consultants pursuant to stock options (subject to a [15.0%] cap).

OTHER MATTERS

Other Conditions:                  The Company shall take any and all necessary
                                   actions with respect to amending its
                                   Certificate of Incorporation to permit the issuance of the Series C Preferred with its attendant rights, preferences, privileges and restrictions.

Co-Sale Agreement:                 Will be provided with customary provisions
                                   acceptable to Investor and the Company.

Conditions Precedent:              The following conditions to the Series C
                                   Preferred closing must be satisfied prior to the closing date:

                                   i)   Completion of all due diligence to the
                                        satisfaction of the Investor;
                                   ii)  Completion of mutually satisfactory
                                        legal documentation;
                                   iii) No material adverse change in the
                                        Company's business prospects shall have
                                        occurred prior to the Closing Date;
                                   iv)  Satisfaction of other customary closing
                                        conditions as set forth in the Stock
                                        Purchase Agreement.

                                   The proposed Financing is subject to approval by the SCP Investment Committee.

                                   SCP shall be under no obligation to continue with its due diligence investigation or to extend the financing contemplated herein if, at any time, the results of its due diligence investigation are not satisfactory to SCP for any reason at its sole discretion.

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Legal and Due Diligence Expenses:  The Company agrees to pay reasonable fees and expenses of the legal counsel for the
                                   Investor, not to exceed $20,000, together with the Investor's other reasonable due diligence and out of pocket expenses.

Exclusivity:                       For a period of 30 days from the date of
                                   acceptance of this letter, the Company and each principal shareholder of the Company (i) shall deal exclusively with the Investor in connection with the issue or sale of any equity or debt securities or assets of the Company or any merger or consolidation involving the Company, (ii) shall not solicit, or engage others to solicit (unless as part of this financing to parties acceptable to the Investor and under terms acceptable to the Investor) offers for the purchase or acquisition of any equity or debt securities or assets of the Company or for any merger or consolidation involving the Company, (iii) shall not negotiate with or enter into any agreements or understandings with respect to any such transaction without the approval of the Investor and (iv) shall inform the Investor of any such solicitation or offer.

Other Terms:                       Other terms and conditions as the parties
                                   shall mutually agree.

Expiration:                        This term sheet shall expire unless executed
                                   by the Company prior to 10:00pm EST on
                                   Friday, August 22, 2003.

      SCP Private Equity Partners II, L.P.   INSCI Corp.


      By: Robert G. Yablunsky                By:
                                                 -------------------------------
      Its: Venture Partner                   Its:
                                                 -------------------------------
      Date: August 22, 2003                  Date:
                                                 -------------------------------

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